PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 20, 2005)

SEPRACOR INC.

$500,000,000

0% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

9,675,000 Shares of Common Stock,
$0.10 Par Value Per Share

This prospectus supplement supplements the prospectus dated December 20, 2005 of Sepracor, Inc. relating to the resale from time to time by selling securityholders of our 0% notes due 2024, which we refer to as the notes, and shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus. Capitalized terms used and not defined in this prospectus supplement have the meaning given to them in the prospectus.

Investing in the notes or our common stock involves risks.
See “Risk Factors” beginning on page 8 of the prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 27, 2007

The section of the prospectus entitled “Selling Securityholders” on page 60—67 of the prospectus is amended and restated in its entirety to read as follows:

SELLING SECURITYHOLDERS

We originally sold the notes on September 22, 2004 to Morgan Stanley & Co. Incorporated, as initial purchaser. The initial purchaser of the notes has advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.

Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the notes and the shares of our common stock issuable upon conversion of the notes and to keep the registration statement effective until the earlier of:

•       such date when no registrable securities remain outstanding; and

•       such date that is two years after the date the Commission declares this registration statement effective.

The selling securityholders may choose to sell notes and/or the shares of common stock issuable upon conversion of the notes from time to time. The transfer of the securities is further discussed under the heading “Plan of Distribution.”

The following table sets forth:

(1)           the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement;

(2)           the principal amount of notes and the number of shares of our common stock issuable upon conversion of the notes which they may sell from time to time pursuant to the registration statement; and

(3)           the amount of outstanding notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the notes.

To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

A selling securityholder may offer all or some portion of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

Pursuant to the terms of the notes, the maximum number of shares of common stock issuable upon conversion of a note is 19.35 shares, subject to adjustment. The information contained under the column heading “Shares of Common Stock That May be Sold” assumes conversion of the full amount of the notes held by each holder and the issuance of 19.35 shares upon conversion of each note.

Name	Amount of Series A Notes That May be Sold	Amount of Notes Owned Before Offering	Shares of Common Stock That May be Sold	Shares of Common Stock Owned Before Offering
Acuity Master Fund, Ltd.	$6,390,000	$6,390,000	123,646	0
Alexandria Global Master Fund, Ltd.	15,500,000	15,500,000	299,925	0
AM International EMAC[63] Ltd.	1,980,000	1,980,000	38,313	0
AM Master Fund I, LP	15,840,000	15,840,000	306,504	0
The Animi Master Fund, Ltd.	20,000,000	20,000,000	387,000	0
Argent Classic Convertible Arbitrage Fund L.P.	1,390,000	1,390,000	26,896	0
Argent Classic Convertible Arbitrage Fund II, L.P.	280,000	280,000	5,418	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	6,210,000	6,210,000	120,163	0
Associated Electric & Gas Insurance Services Limited	750,000	750,000	14,512	0
Barclays Global Investors Diversified Alpha Plus Funds	1,100,000	1,100,000	21,285	22,230	(4)
Black River Convertible Bond and Derivative Fund, Ltd.	5,000,000	5,000,000	9,675	0
Boilermaker Blacksmith Pension Fund	2,350,000	2,350,000	45,472	0
BNP Paribas Equity Strategies, SNC(1)	4,160,000	4,160,000	80,496	0
BTOP Multi Strategy Master Portfolio	2,250,000	2,250,000	43,537	0
Canadian Imperial Holdings(2)	2,500,000	2,500,000	48,375	0
Canyon Capital Arbitrage Master Fund, Ltd.(1)	1,500,000	1,500,000	29,025	0
Canyon Value Realization Fund, L.P.(1)	750,000	750,000	769	0
The Canyon Value Realization Fund (Cayman), Ltd.(1)	2,050,000	2,050,000	39,667	0
Canyon Value Realization Fund MAC 18, Ltd. (RMF)(1)	300,000	300,000	5,805	0
Castlerigg Master Investments Ltd.	10,000,000	10,000,000	193,500	0
CC Convertible Arbitrage, Ltd.(1)	4,000,000	4,000,000	77,400	0
CGNU Life Fund	1,100,000	1,100,000	21,285	0
Chrysler Corporation Master Retirement Trust(1)	6,765,000	6,765,000	130,902	0

Name	Amount of Series A Notes That May be Sold	Amount of Notes Owned Before Offering	Shares of Common Stock That May be Sold	Shares of Common Stock Owned Before Offering
CitiGroup Global Markets, Inc.(2)	1,000,000	1,000,000	19,350	0
Commercial Union Life Fund	1,350,000	1,350,000	26,122	0
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	3,370,000	3,370,000	65,209	0
Credit Suisse Europe Limited(2)	41,450,000	41,450,000	2,142,118	0
Credit Suisse First Boston LLC	14,500,000	14,500,000	164,475	0
Credit Suisse First Boston Europe Ltd.(1)	82,500,000	82,500,000	1,596,375	0
DBAG London(1)	6,000,000	6,000,000	116,100	0
D.E. Shaw Investment Group, LLC(1)	1,400,000	1,400,000	27,090	0
D.E. Shaw Valence Portfolios, LLC(1)	11,100,000	11,100,000	214,785	0
Deutsche Bank Securities Inc.(2)	18,500,000	18,500,000	357,975	0
DKR SoundShore Strategic Holding Fund Ltd.	5,000,000	5,000,000	96,750	0
Dylan (IMA) Ltd.	5,000,000	5,000,000	96,750	0
F.M. Kirby Foundation, Inc.(1)	1,000,000	1,000,000	19,350	0
Forest Fulcrum Fund LP(2)	458,000	458,000	8,862	6,772	(4)
Forest Global Convertible Fund, Ltd., Class A-5	3,127,000	3,127,000	60,507	0
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	499,000	499,000	9,655	22,222	(4)
GLG Market Neutral Fund	30,500,000	30,500,000	590,175	134,069	(5)
Global Bermuda Limited Partnership	2,500,000	2,500,000	48,375	0
Goldman Sachs & Co.(2)	28,000,000	28,000,000	541,800	0
Grace Convertible Arbitrage Fund, Ltd.	6,500,000	6,500,000	125,775	9,094	(4)
Hallmark Convertible Securities Fund	105,000	105,000	2,031	0
Harbert Convertible Arbitrage Master Fund, Ltd.(1)	20,000,000	20,000,000	387,000	365,396
Harbert Convertible Arbitrage Master Fund II, Ltd.(1)	2,500,000	2,500,000	48,475	0
HFR CA Global Opportunity Master Trust	638,000	638,000	12,345	0
HFR RVA Select Performance Master Trust	238,000	238,000	4,605	1,787	(4)
Highbridge International LLC	35,000,000	35,000,000	677,250	0
ING Convertible Fund(1)	1,920,000	1,920,000	3,715	0
ING VP Convertible Portfolio	80,000	80,000	1,598	0

Name	Amount of Series A Notes That May be Sold	Amount of Notes Owned Before Offering	Shares of Common Stock That May be Sold	Shares of Common Stock Owned Before Offering
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(1)	760,000	760,000	14,706	0
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(1)	735,000	735,000	14,222	0
International Truck & Engine Corporation Retiree Health Benefit Trust	300,000	300,000	5,805	0
JPMorgan Securities Inc.(2)	7,250,000	7,250,000	140,287	0
KBC Financial Products USA, Inc.(2)	10,100,000	10,100,000	195,435	315,260	(3)	(5)
Lakeshore International, Ltd.	10,000,000	10,000,000	193,500	0
LibertyView Funds L.P.	700,000	700,000	13,545	0	(1)
LibertyView Special Opportunities Fund L.P.	1,000,000	1,000,000	19,350	0	(1)
Lionheart Aurora Fund Ltd.	375,000	375,000	7,256	0
Lionheart Global Appreciation Fund LTD	1,937,500	1,937,500	37,490	0
Lionheart Titan Fund Ltd.	187,500	187,500	3,628	0
Linden Capital LP	1,517,000	1,517,000	29,353	0
LLT Limited	587,000	587,000	11,358	0
Lydian Global Opportunities Master Fund Ltd.	9,500,000	9,500,000	183,825	0
Lydian Overseas Partners Master Fund Ltd.	20,000,000	20,000,000	387,000	0
Lyxor/AM Investment Fund Ltd.	3,080,000	3,080,000	59,598	0
Lyxor/Convertible Arbitrage Fund Limited	680,000	680,000	13,158	0
Lyxor/Forest Fund Limited	1,986,000	1,986,000	38,429	62,271	(4)
Man Convertible Bond Master Fund, Ltd.	2,500,000	2,500,000	48,375	0
Marathon Global Convertible Master Fund, Ltd.	26,500,000	26,500,000	512,775	0
Merrill Lynch, Pierce, Fenner & Smith, Inc.(2)	500,000	500,000	9,675	0
Microsoft Corporation(1)	675,000	675,000	13,061	0
Mill River Master Fund L.P.(1)	1,000,000	1,000,000	19,350	0
Motion Picture Industry Health Plan—Active Member Fund(1)	130,000	130,000	2,515	0
Motion Picture Industry Health Plan—Retiree Member Fund(1)	90,000	90,000	1,741	0
National Bank of Canada	2,160,000	2,160,000	41,796	0

Name	Amount of Series A Notes That May be Sold	Amount of Notes Owned Before Offering	Shares of Common Stock That May be Sold	Shares of Common Stock Owned Before Offering
Nomura Securities International Inc.(2)	17,500,000	17,500,000	338,625	2,980
Norwich Union Life & Pensions	1,850,000	1,850,000	35,797	0
OCM Convertible Trust(1)	1,815,000	1,815,000	35,120	0
OCM Global Convertible Securities Fund(1)	290,000	290,000	5,611	0
OZ Master Fund, Ltd.	24,000,000	24,000,000	464,000	313,550	(4)
Partner Reinsurance Company Ltd.(1)	1,120,000	1,120,000	21,672	0
Piper Jaffray & Co.(2)	3,000,000	3,000,000	58,050	0
Privilege Portfolio SICAV	3,300,000	3,300,000	63,855	0
PRS Convertible Arbitrage Master Fund	1,150,000	1,150,000	22,252	0
PRS Convertible Arbitrage Master Fund II	300,000	300,000	5,805	0
Pyramid Equity Strategy Fund	250,000	250,000	4,837	0
Qwest Occupational Health Trust(1)	205,000	205,000	3,966	0
R2 Investments, LDC(1)	1,100,000	1,100,000	21,285	0
RFE Company LLC	1,020,000	1,020,000	19,737	0
RHP Master Fund, Ltd.	11,000,000	11,000,000	212,850	0
SAC Arbitrage Fund, LLC	2,000,000	2,000,000	38,700	20,460
SG Americas Securities, LLC(2)	5,000,000	5,000,000	96,750	0
Singlehedge US Convertible Arbitrage Fund	930,000	930,000	17,995	0
Sphinx Convertible Arbitrage SPC	763,000	763,000	14,764	17,841	(4)
State Employees’ Retirement Fund of the State of Delaware(1)	1,635,000	1,635,000	31,637	0
The St. Paul Travelers Companies, Inc.—Commercial Lines(1)	1,465,000	1,465,000	28,347	0
Sturgeon Limited	860,000	860,000	16,641	0
Sunrise Partners Limited Partnership(2)	2,983,000	2,983,000	57,721	0
Timberpass Trading LLC	250,000	250,000	4,837	0
Trust D for a portion of the Assets of the Kodak Retirement Income Plan	300,000	300,000	5,805	0
UBS AG London F/B/O HFS	8,000,000	8,000,000	154,800	0
UBS AG London Branch(1)	10,000,000	10,000,000	193,500
UnumProvident Corporation(1)	635,000	635,000	12,287	0
Vanguard Convertible Securities Fund, Inc.(1)	13,830,000	13,830,000	267,610	0
Victus Capital, LP(1)	2,500,000	2,500,000	48,375	0
Victus Capital Master Fund	2,500,000	2,500,000	48,375	0
Xavex Convertible Arbitrage 4 Fund	82,000	82,000	6,586	7,556	(4)

Name	Amount of Series A Notes That May be Sold	Amount of Notes Owned Before Offering	Shares of Common Stock That May be Sold	Shares of Common Stock Owned Before Offering
Xavex Convertible Arbitrage 10 Fund	720,000	720,000	13,932	0
Wachovia Securities International Ltd.(2)	11,000,000	11,000,000	212,850	0
Zurich Institutional Benchmarks Master Fund Ltd.	1,022,000	1,022,000	19,775	28,909	(4)

(1)             The selling securityholder is an affiliate of a broker-dealer. See “Plan of Distribution” below.

(2)             The selling securityholder is a broker-dealer. See “Plan of Distribution” below.

(3)             Assumes conversion of the full amount of 5% debentures held by the holder at a conversion price of $92.38 in principal amount of the debentures per share of the common stock.

(4)             Assumes conversion of the full amount of 0% Series A notes held by the holder at a conversion price of $31.8928 in principal amount of the notes per share of common stock.

(5)             Assumes conversion of the full amount of 0% Series B notes held by the holders at a conversion price of $29.8352 in principal amount of the notes per share of common stock.

Dispositive, Voting/Investment Control Table

The following table sets forth the natural person(s) who exercise dispositive, voting and/or investment control over the notes held by selling securityholders that do not file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. The inclusion of any natural person in this table does not constitute an admission of beneficial ownership of any notes or shares of common stock issuable upon conversion of any notes.

Selling Securityholder	Natural person(s) with dispositive, voting or investment power
Animi Master Fund, Ltd.	Peter Hirsch(1)
Barclays Global Investors Diversified Alpha Plus Funds	Michael A. Boyd(2)
BNP Paribas Equity Strategies, SNC	Christian Menestrier
BTOP Multi Strategy Master Portfolio	Eric Lobbem
Canyon Capital Arbitrage Master Fund, Ltd.	Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner(3)
The Canyon Value Realization Fund (Cayman), Ltd.	Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner(4)
Canyon Value Realization Fund, Ltd.	Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner(5)
Canyon Value Realization MAC 18, Ltd. (RMF)	Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner(6)
Castlerigg Master Investments Ltd.	Thomas Sandell(7)
CC Convertible Arbitrage, Ltd.	Daniel Asher and Allan Weine(8)
Chrysler Corporation Master Retirement Trust	Lawrence Keele(9)
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	Christian Menestrier
D.E. Shaw Investment Group, LLC	Julius Gaudio, Eric Wepsic and Anne Dinning(10)
D.E. Shaw Valence Portfolios, LLC	Julius Gaudio, Eric Wepsic and Anne Dinning(10)
DKR SoundShore Strategic Holding Fund Ltd.	Manan Rawal(11)
F.M. Kirby Foundation, Inc.	Lawrence Keele(9)
Forest Fulcrum Fund L.P.	Michael A. Boyd(2)
Forest Global Convertible Fund Ltd.	Michael A. Boyd(2)
Forest Multi-Strategy Master Fund SPC (on behalf of its Multi-Strategy Segregated Portfolio)	Michael A. Boyd(2)

Selling Securityholder	Natural person(s) with dispositive, voting or investment power
GLG Market Neutral Fund	Noam Gottesman, Pierre Lagrange, Jonathan Green and Philippe Jabre(12)
Harbert Convertible Arbitrage Master Fund, Ltd.	Jeff Parket, Michael Luce and Raymond Harbert(13)
Harbert Convertible Arbitrage Master Fund II, Ltd.	Jeff Parket, Michael Luce and Raymond Harbert(13)
HFR CA Global Opportunity Master Trust	Michael A. Boyd(2)
HFR RVA Select Performance Master Trust	Michael A. Boyd(2)
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	Lawrence Keele(9)
International Truck & Engine Corporation Retiree Health Benefit Trust	Lawrence Keele(9)
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	Lawrence Keele(9)
KBC Financial Products USA Inc.	Luke Edwards(14)
Linden Capital LP	Siu Min Wong
Lyxor/Forest Fund Limited	Michael A. Boyd(2)
Lyxor/Convertible Arbitrage Fund Limited	Christian Menestrier
Man Convertible Bond Master Fund, Ltd.	John Null and J.T. Hansen
Marathon Global Convertible Master Fund, Ltd.	Bruce Richards and Louis Hanover
Microsoft Corporation	Lawrence Keele(9)
Mill River Master Fund L.P.	Clifford M. Noreen and Patrick J. Joyce(15)
Motion Picture Industry Health Plan—Active Members Fund	Lawrence Keele(9)
Motion Picture Industry Health Plan—Retiree Members Fund	Lawrence Keele(9)
OCM Global Convertible Securities Fund	Lawrence Keele(9)
OCM Convertible Trust	Lawrence Keele(9)
OZ Master Fund, Ltd.	Daniel S. Och(16)
Partner Reinsurance Company Ltd.	Lawrence Keele(9)
Qwest Occupational Health Trust	Lawrence Keele(9)
R2 Investments, LDC	Geoffrey Raynor(17)
RHP Master Fund, Ltd.	Wayne Bloch, Gary Kaminsky and Peter Lockhart(18)
SAC Arbitrage Fund, LLC	Steven A. Cohen(19)

Selling Securityholder	Natural person(s) with dispositive, voting or investment power
Singlehedge US Convertible Arbitrage Fund	Christian Menestrier
Sphinx Convertible Arbitrage SPC	Michael A. Boyd(2)
State Employees’ Retirement Fund of the State of Delaware	Lawrence Keele(9)
Sunrise Partners Limited Partnership	S. Donald Sussman
The St. Paul Travelers Companies, Inc.—Commercial Lines	Lawrence Keele(9)
The St. Paul Travelers Companies, Inc.— Personal Lines	Lawrence Keele(9)
UnumProvident Corporation	Lawrence Keele(9)
Vanguard Convertible Securities Fund, Inc.	Lawrence Keele(9)
Xavex Convertible Arbitrage 4 Fund	Michael A. Boyd(2)
Zurich Institutional Benchmarks Master Fund Ltd.	Michael A. Boyd(2)

(1)             Archeus Capital Management, LLC is the Investment Manager for The Animi Master Fund, Ltd. Accordingly, Archeus Capital Management, LLC has voting and dispositive power of the notes and shares issuable upon conversion of the notes held by The Animi Master Fund, Ltd. Peter Hirsch is a Managing Member of Archeus Capital Management, LLC and its Chief Investment Officer on behalf of The Animi Master Fund, Ltd.

(2)             Forest Investment Management LLC exercises voting and investment control over the notes and the shares issuable upon conversion of the notes held by the selling securityholder. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the General Partner of which is Michael A. Boyd, Inc., which is in turn controlled by Michael A. Boyd.

(3)             Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd. and has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner.

(4)             Canyon Capital Advisors LLC is the investment advisor for The Canyon Value Realization Fund (Cayman), Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner. In addition, Joshua S. Friedman, Mitchell R. Julis and R. Christian B. Evenson own all the ordinary shares of Canyon Value Realization Fund (Cayman), Ltd., carrying full voting rights on all matters.

(5)             The general partner of Canyon Value Realization Fund, L.P. is Canpartners Investments III, L.P. Canyon Capital Advisors LLC is the general partner of Canpartners Investments III, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner.

(6)             Managed Accounts Limited is the parent company of Canyon Value Realization MAC 18, Ltd. (RMF). Canyon Capital Advisors is the investment advisor for Canyon Value Realization MAC 18, Ltd. (RMF) and has the power to direct investments. The managing partners of Canyon Capital

Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner.

(7)             Sandell Asset Management Corp., or SAMC is the investment manager of Castlerigg Master Investments Ltd., or Master. Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Master. Castlerigg International Ltd., or Castlerigg International, is the controlling shareholder of Castlerigg International Holdings Limited, or Holdings. Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(8)             As investment manager under a management agreement, Castle Creek Convertible Arbitrage LLC may exercise dispositive and voting power with respect to the shares owned by CC Convertible Arbitrage, Ltd. Castle Creek Convertible Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Convertible Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Convertible Arbitrage Ltd.

(9)             Oaktree Capital Management LLC, or Oaktree, is the investment manager of the selling securityholder with respect to the aggregate principal amount of the notes and shares issuable upon conversion of the notes owned by the selling securityholder. Oaktree does not own any equity interest in the selling securityholder but has voting and dispositive power over the aggregate principal amount of notes and shares issuable upon conversion of the notes owned by the selling securityholder. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the notes and shares issuable upon conversion of the notes, except for the pecuniary interest therein.

(10)       D.E. Shaw & Co. L.P., as either managing member or investment advisor, has voting and investment control over any shares of common stock issuable upon conversion of the notes owned by the selling securityholder. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over the notes on D.E. Shaw & Co. LP’s behalf.

(11)       DKR Capital Partners L.P., or DKR LP, is a registered investment advisor and, as such, is the investment manager to DKR SoundShore Strategic Holding Fund Ltd. DKR LP has retained certain portfolio managers to act as the portfolio manager to DKR SoundShore Strategic Holding Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the notes and shares issuable upon conversion of the notes and, with respect to such notes and shares, Manan Rawal has trading authority over DKR SoundShore Strategic Holding Fund.

(12)       GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited, a subsidiary of Lehman Brothers, Inc., a publicly-held entity. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

(13)       HMC Convertible Arbitrage Offshore Manager II, LLC serves as Investment Manager for the selling securityholder. Jeff Parket serves as Senior Managing Director of the selling securityholder. HMC

Investors, LLC serves as Managing Member of the Investment Manager. Michael Luce and Raymond Harbert may be deemed to control the Managing Member. Each such above listed person and entity disclaims any ownership except to the extent of their actual pecuniary interest.

(14)       KBC Financial Products USA Inc. exercises voting and investment control over any shares of common stock issuable upon conversion of the notes that it owns. Mr. Luke Edwards, the Managing Director of KBC Financial Products USA Inc., exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(15)       Mill River Management L.L.C. is the general partner of Mill River Master Fund, L.P. Babson Capital Management LLC is the sole member of Mill River Management L.L.C. Clifford M. Noreen  and Patrick J. Joyce, employees of Babson Capital Management LLC, act as portfolio managers for Mill River Master Fund, L.P. and make decisions regarding the disposition of and the voting of securities beneficially owned by Mill River Master Fund, L.P. Messrs. Noreen and Joyce and all employees of Babson Capital Management LLC disclaim beneficial ownership of any securities owned by Mill River Master Fund, L.P.

(16)       Daniel S. Och as senior managing member of Oz Management LLC, the investment manager to the selling securityholder, may be deemed to have voting and/or investment control over the notes and shares issuable upon conversion of the notes held by the selling securityholder.

(17)       Amalgamated Gadget, L.P. has the sole power to vote or direct and to dispose or direct the disposition of the securities registered under this registration statement pursuant to an Investment Management Agreement with R2 Investments, LDC. Amalgamated Gadget, L.P. is controlled by Sceptor Holdings, Inc., its sole general partner, which in turn is controlled by Geoffrey Raynor, whom is the President and sole shareholder of Sceptor Holdings, Inc.

(18)       RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of Sepracor common stock owned by the RHP Master Fund.

(19)       Pursuant to investment agreements, each of SAC Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and SAC Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”), share all investment and voting power with respect to the securities held by SAC Arbitrage Fund. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities registered pursuant to this registration statement.